EXHIBIT 10.1

EXCLUSIVE MARKETING, DISTRIBUTION

and LICENSE AGREEMENT

This AGREEMENT, effective April 8, 2010, is entered into by VyseTECH Asia Sdn Bhd, a Malaysian corporation, with its principle place of business at A-1-5 Jaya One, 72A Jalan Universiti, 46200 Petaling Jaya, Selangor, Malaysia, (herein called GRANTOR) and Info-Accent Sdn Bhd, a Malaysian corporation, with its registered office at 42B Jalan SS6/8 Kelana Jaya, 47301 Petaling Jaya, Selangor, Malaysia (herein called GRANTEE).

RECITALS:

A.   GRANTOR is a technology based company engaged in the business of development, sales and marketing of mobile Voice over Internet Protocol (“VoIP”) products, services and mobile VoIP software in wide variety of applications throughout the world.

B.   GRANTOR is the legal owner of certain Patent Rights and Technology Rights under patent application No. 12/164,259 filed with the United States Patent and Trademark Office.

C.   GRANTOR has developed and commercialized patented proprietary technology for a number of applications that include mobile advertising, mobile VoIP calls and mobile multimedia sharing (collectively “the Products”).

D.   GRANTEE wishes to acquire the exclusive marketing rights for the Products and related VoIP services for the express purpose of selling GRANTOR’S Products and related VoIP services on an exclusive basis in all markets of the Territory.  Subject to reaching certain goals defined in Exhibit A, GRANTEE will be authorized to continue to sell GRANTOR’S Products and related VoIP services on an exclusive basis for the term of this Agreement and sell in the Territory on an exclusive basis.

E.   GRANTEE does not wish to acquire any right, title and interest in any U.S. patents or patent applications filed as of the date of this Agreement that relate to the Products,  mobile VoIP software or source code designed and owned by GRANTOR.  At a future date and subject to meeting certain commercial benchmarks defined in this Agreement as Exhibit A, GRANTEE can automatically continue to market the Products or purchase hardware and software from GRANTOR and continue selling all products and services developed by GRANTOR in the Territory on an exclusive basis.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GRANTOR and GRANTEE hereby agree as follows:

1.   DEFINITIONS

As used herein, the following capitalized terms or other capitalized terms defined elsewhere in this Agreement, will have the meanings ascribed thereto wherever used in this Agreement:

1.1   “Confidential Information” means any business, marketing, technical, scientific or other information disclosed by any Party which, at the time of disclosure, is designated as confidential or proprietary.

1.2   “Effective Date” shall be April 8, 2010.

1.3   “Intellectual Property Rights” shall mean all intellectual property rights, including without limitation, any rights in any invention, patent, discovery, improvement, know-how, utility model, trade-mark, copyright, industrial design, trade secrets and all rights of whatsoever nature in mobile VoIP software, source code development, Confidential Information, and all intangible rights or privileges owned by GRANTOR, whether or not registered, and shall include all rights in any applications and granted registrations for any of the foregoing.

1.4   “Know-How” means that special knowledge, skill and experience, as applied to the design or development of software source code or other mobile VoIP services and products that is possessed by the GRANTOR.

1.5   “Products” mean mobile VoiP products, services and mobile VoIP software, including supplementary products or any successor products and all technology required to commercially sell or market VoIP products and services developed by GRANTOR and utilized by GRANTEE in the Territory.

1.6   “Licensed Technology” means all Technology owned or controlled by GRANTOR as of the date hereof that relates to and is used in the Territory.  “Owned or controlled” shall include Technology which GRANTOR owns, or under which GRANTOR is licensed and has the right to grant sub-licenses.

1.7   “Technology” means public and nonpublic technical or other information, trade secrets, know-how, processes, formulations, concepts, ideas and all other intellectual property, including patents, patent applications, trademarks and trademark applications of any nature whatsoever.

1.8   “Improvements” mean any improvement or enhancement to any Licensed Technology covered by the Patent Rights that is prior to the termination date set forth in Section 13.

1.9   “Territory” shall mean Asia and comprise the countries of Malaysia, China, Hong Kong, India, Indonesia, Thailand, Vietnam, Cambodia, Philippines, Korea and Japan.

1.10   “GRANTOR” means VyseTECH Asia Sdn Bhd, a corporation domiciled in the country of Malaysia.

1.11   “GRANTEE” means Info-Accent Sdn Bhd, a corporation domiciled in the country of Malaysia.

1.12   “Minimum Annual Sales Volume” means the annual net purchase value of mobile VoIP products and services sold to third party customers, including wholesale to affiliates.

1.13   “Net Selling Price” means the net sales value of any service or product sold by GRANTEE or subcontractors of GRANTEE in the Territory, excluding taxes, customs, fees, transportation and installation expenses, independent from whether the services have been purchased totally from GRANTOR or has been partially manufacture by GRANTEE.

1.14   “Parties” means Info-Accent Sdn Bhd, Inc. and VyseTECH Asia Sdn Bhd.

1.15   “Patent Rights” mean (a) the patent pending and pending patent applications (b) any patent application constituting an equivalent, counterpart, reissue, extension or continuation (including, without limitation, a continuation in part or a division0 of any of the foregoing applications, and (c) any patent issued or issuing upon any of the foregoing applications.

1.16   “Private Label” means the exclusive labeling, trade name and/or trademark for the VoIP services which may be marketed in the Territory.

1.17   “Trademarks” means all registered and unregistered trademarks, service marks, trade names, business names, brand names, product names and any other indicators of origin, whether registered or unregistered, belonging to either Party.

2.   GRANT OF MARKETING AND DISTRIBUTION RIGHTS

2.1   GRANTOR hereby grants to GRANTEE the right to sell the Products and related mobile VoIP services in the Territory in all markets on an exclusive basis for a period of five years from the effective date of this Agreement.  If required, GRANTEE shall obtain independent certification, various licenses and verification to operate in the Territory, from State and Federal regulatory authorities of the respective countries.

At the end of each business year, beginning with anniversary year three after the effective date of this agreement, if the GRANTEE has satisfied the defined objectives of sales defined in Table 1 of Appendix A of this Agreement, the GRANTEE will have the right to continue to sell the Products and related VoIP services on an exclusive basis in the Territory.  In the event the objectives defined in years three through five of Table 1 in Appendix A are not attained at the end of each business year, this Agreement shall, at the option of the GRANTOR, automatically revert to a non-exclusive marketing agreement.

In the event GRANTEE has attained a Minimum Annual Sales Volume of Ringgit Malaysia Five Million (RM5.0 million) at the end of any year, the GRANTEE will have the right to continue to sell Products and related services on an exclusive basis in the Territory.   In the event GRANTEE fails to meet the Minimum Annual Sales Volume for two consecutive years, the right to sell the Products and related services on an exclusive basis will expire automatically in the subsequent year, unless GRANTOR agrees to extend the right for any reasonable term by written notice.

(a)   The Parties agree that any Improvements, design changes, modifications or developments of the Product or mobile VoIP software, made by GRANTOR shall be available to GRANTEE in the Territory at no additional cost.  In the event GRANTOR makes application for any new patent, GRANTEE shall have the right, during the term of this agreement, to use the Patent for RM1.00 and other good and valuable consideration, regarding any newly developed product, process or technology under this Agreement.

(b)   The Parties further agree that any Improvements, design changes, modifications, discoveries or developments related to the Product or mobile VoIP software made by GRANTEE, may, at the sole option of the GRANTOR, be patented by the GRANTOR and may be utilized in the Territory by the GRANTEE, so long as the nature of this Agreement remains exclusive.  In this regard, the agent or employee of the GRANTEE who is responsible for the improvement, design changes, modifications, discoveries or developments of the Product agrees to execute any and all documents required to assign all right, title and interest to Improvements to the GRANTOR for RM1.00 and other good and valuable consideration.  GRANTEE shall promptly inform GRANTOR of any such Improvements and take all necessary steps to assist the GRANTOR in filing an application for a new patent or a continuation in part of an existing patent. GRANTOR shall grant to GRANTEE, for no consideration and pursuant a standard Product Royalty, a license for Improvements in the Territory. Any Improvements, design changes, modifications or developments of the Product or Technology by GRANTEE are construed to be a part of this Agreement and GRANTEE shall be bound to all terms and conditions contained in this Agreement.

2.2   GRANTOR further grants to GRANTEE, the right to use any registered or not registered Trademark, owned, acquired, developed or filed for by the GRANTOR, relating to the Product or the Licensed Technology.

2.3   The rights granted pursuant to Section 2 are subject to meeting the criteria defined in Exhibit A attached, shall be exclusive in nature, for a period of five years with an option to extend for an additional five years, so long as the Minimum Annual Sales Volume is maintained, as outlined in Exhibit A.  GRANTEE does not have the right to grant Sublicenses during the term of this Agreement without first receiving prior written approval from the GRANTOR.

2.4   Subject to mutual agreement and meeting the criteria defined in clause 3.1 of this Agreement, the GRANTEE has the right to sell the Products and related services in the Territory. A condition of this Agreement requires the GRANTEE to purchase all components listed on Appendix A from the GRANTOR during the term of this Agreement. GRANTOR hereby agrees to provide components to GRANTEE on terms no less favorable that supplied to any other third party or other GRANTEE of the GRANTOR.

3.   FEES

3.1   In consideration of rights granted by GRANTOR to GRANTEE under this Agreement, GRANTEE will pay GRANTOR the following:

3.1.1   Within ninety (90) days of the Effective Date of this Agreement, as a one time only License Fee, pay to GRANTOR, Ringgit Malaysia One Million Six Hundred Thousand (RM1,600,000), which shall be non-refundable.

3.1.2   Within ninety (90) days of the Effective Date of this Agreement, as a one time only Fee, pay to Grantor, Ringgit Malaysia One Million Six Hundred Thousand (RM1,600,000) as consideration to acquire ongoing mobile VoIP and mobile advertising related contracts in Asia from GRANTOR.

3.2   Payments and accounting are to be made quarterly within thirty days of the quarter just ending.

4.   NON-COMPETITION BY GRANTOR

GRANTOR covenants and undertakes with GRANTEE that it shall not during the currency of this Agreement for any reason whatsoever engage in any business howsoever which is in competition with or which may compete whether directly or indirectly (through any form of legal entity including but not limited to sole proprietorships, partnerships, joint ventures or incorporated companies) with the business of GRANTEE in the Territory.  In the event of any breach of the obligation set out herein, GRANTOR shall be liable for damages to GRANTEE to the fullest extent possible.

5.   OBLIGATIONS OF GRANTEE

GRANTEE undertakes and agrees with GRANTOR the following and all other terms and conditions of the Agreement:-

5.1   except as authorized by GRANTOR, not to act in a way which will incur any liabilities to GRANTOR nor to pledge the credit of GRANTOR;

5.2   to promote the Products and related services with all due care and diligence and to seek to improve GRANTOR’s goodwill;

5.3   to comply with all reasonable and lawful instructions of GRANTOR from time to time concerning the promotion and sale of the Products and related services, and generally to carry out its services under this Agreement in such manner as it thinks best to promote the interests of GRANTOR;

5.4   to allow GRANTOR to access its customers’ particulars where necessary for any verification or for internal business or for such other purpose which can promote and market the products and services of GRANTOR except where it will cause any disadvantage to the commercial interests to GRANTEE;

5.5   to promptly inform GRANTOR of any feedback from its customers or any complaint on the Products and related services;

5.6   to keep GRANTOR fully informed of its activities concerning the promotion and sale of the Products and related services. GRANTEE shall provide an up to date accurate and a forecast usage of the Products and related services as and when requested by GRANTOR from time to time;

5.7   to keep GRANTOR fully and promptly informed of conditions and developments in the market for use of the Products (whether advantageous or disadvantageous to GRANTOR);

5.8   to do nothing that would tend to discredit, injure the reputation of, or reflect adversely upon GRANTOR or its products or services.

5.9   to provide a named representative who will liaise with GRANTOR on all matters relating to this Agreement.

6.   OBLIGATIONS OF GRANTOR

GRANTOR undertakes and agrees with GRANTEE the following and all other terms and conditions of the Agreement:

6.1

to provide pre and post–sale support;

6.2

to provide a named representative who will liaise with GRANTOR on all matters relating to this Agreement.

6.3   to attend to any enquiries or complaint on the Products and related services from GRANTEE or its customers.

7.   EXPORT

7.1

GRANTEE shall be limited to the selling the Products and related services in the

Territory. GRANTEE shall not export the Product or engage in or provide services to third parties outside the Territory without prior written consent and authorization by GRANTOR.

8.   CONFIDENTIALITY

8.1   GRANTEE, GRANTEE’s agent and affiliates and GRANTEE's employees shall not disclose any Proprietary Information, Trade Secrets, Technical and Scientific information, Know-How or other Confidential Information expressly or implied disclosed by GRANTOR to GRANTEE without the expressed written permission of GRANTOR.

8.2   GRANTEE at the option of the GRANTOR shall sign a separate Confidentiality Agreement relative to any Proprietary Information, Trade Secrets, Technical and Scientific information, Know-How or other Confidential Information disclosed by GRANTOR to GRANTEE.

9.   PRIVATE LABEL

9.1   All Product(s) used pursuant to this Agreement, may be used under any Trademark(s) developed or owned by the GRANTOR or a Trademark developed and owned by the GRANTEE.  In the event that any Trademark utilized by the GRANTEE, is in conflict with another company operating within the Territory, any different such Private Label selected by GRANTEE may be used.

9.2   The Private Label of the Product shall comply with the appropriate regulations of all governmental agencies of the countries within the Territory.

9.3   As long as this AGREEMENT or any modification or extension thereof remains in force and effect, GRANTEE shall own each such Private Label or trademark to be used exclusively by GRANTEE on the Product in the Territory.

10.   PAYMENTS AND REPORTS

10.1   Not later than the last day of each January, April, July and October, GRANTEE shall furnish to GRANTOR a written statement in such detail as GRANTOR may reasonably require of all amounts due pursuant to Section 3.1 for the quarterly periods ended the last days of the preceding March, June, September and December and shall pay to GRANTOR, all amounts due to GRANTOR.  This report must include the total sales for each quarter ending March 31, June 30, September 30 and December 31.

10.2   If this Agreement is for any reason terminated before all of the payments herein provided for have been made, GRANTEE shall immediately submit a written report as to GRANTEE’s efforts and accomplishments in diligently commercializing the Licensed Technology in the Territory, and pay to GRANTOR any remaining unpaid balance even though the due date as above provided has not been reached.

11.   REPRESENTATIONS AND DISCLAIMER OF WARRANTIES

11.1   Nothing in this AGREEMENT shall be deemed to be a representation or warranty by GRANTOR of the validity of any Patents, Provisional Patent Applications, Patents that may issue, Patent Applications and Improvements. GRANTOR shall have no liability whatsoever to GRANTEE on account of any injury, loss or damage of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon GRANTEE arising out of or in connection with, or resulting from:

(a)   The transport, assembly, installation, use, sale or maintenance of the server complex or the mobile VoIP software; or

(b)   Any advertising or other promotional activities with respect to any of the foregoing.

GRANTEE shall hold GRANTOR, and its partners, agents or employees harmless in the event GRANTOR, or its officers agents or employees, is held liable.

11.2   GRANTOR shall have the right to file, prosecute and maintain Patent Applications, Provisional Patents and Improvements that are the property of GRANTOR and shall have the right to determine whether or not, and where to file a patent application or to abandon the prosecution of any patent or patent application.

12.   PRODUCT LIABILITY

12.1  GRANTEE will purchase Product Liability Insurance before selling any Product(s) for a minimum cover of Ringgit Malaysia Fifty Thousand (RM50,000) for personal and material damages and list GRANTOR as an additional insured party on the policy, at no additional expense to GRANTOR.

12.2   GRANTEE shall, immediately it becomes aware of a matter which may result in a claim whether against GRANTEE or against GRANTOR:

i)

give notice to GRANTOR of the details of the matter;

ii)

afford access to GRANTOR and permit copies to be taken of any materials, records  or documents as GRANTOR may require to take action under sub- Clause 12.2(iii);

iii)

allow GRANTOR the exclusive conduct of any proceedings and/or take whatever action as GRANTOR shall direct to defend or resist the matter, including the use of professional advisers nominated by GRANTOR; and

iv)

not admit liability or settle the matter without the prior written consent of GRANTOR.

In the event the GRANTOR become a co-defendant in any legal action filed in the Territory, GRANTEE will at its sole expense retain a legal firm to represent both the GRANTOR and the GRANTEE. GRANTEE assumes any and all legal costs related to the legal action. GRANTEE will indemnify the GRANTOR to the fullest extent possible by law and pay all costs related to any legal action whereby the GRANTOR is named as a co-defendant.

12.3   GRANTEE undertakes to maintain appropriate up-to-date and accurate records to enable the immediate recall of any of the Products from the customers. These records shall include records of deliveries to customers (including details of batch numbers, quantities, delivery date, name and address of customer, and telephone number and fax number (and e-mail address if available)).  GRANTEE shall provide access to this data as GRANTOR may require without restriction.

13.   Term and Termination.

13.1    Term and Expiration. The term of this Agreement is for Five (5) years from date of this Agreement.  The Agreement shall automatically be renewed for a further five year period unless and until terminated by either party, in writing, no later than 30 days before the end of the term so long as the GRANTEE is in good standing with all terms and conditions contained in this agreement. If the parties continue to do business with each other after such termination without full documentation, the relevant terms hereof will continue to govern the relationship unless otherwise expressly agreed in writing and except that the relationship may be terminated unilaterally by either party merely by ceasing to do business with the other.

13.2    Termination by GRANTEE.  This Agreement may be terminated by GRANTEE without penalty for convenience by providing sixty (60) days prior written notice to GRANTOR.  Upon termination GRANTOR will fill all previously accepted purchase orders from GRANTEE provided that GRANTEE is in good credit standing.

13.3   Termination for Cause.  Either party may, without penalty, terminate this Agreement or cancel any purchase order, effective upon written notice to the other party in any one of the following events;

13.3.1   The other party materially breaches this Agreement and such breach remaining uncured for thirty (30) days following written notice of breach by the non-breaching party, provided, however, such thirty (30) day period shall be extended until the cure is completed, if the nature of cure reasonableness requires more than thirty (30) days to complete and the breaching party commences the cure within the thirty (30) day period and thereafter continuously and diligently pursues the same to conclusion;

13.3.2    Any causes as set forth in Section 17 Force Majeure which delays the other party’s performance for more than thirty (30) days; or

13.3.3    The other party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors’ arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other and not dismissed or vacated within thirty (30) days.

13.4    Effect of Termination.  In the event of termination of this Agreement, the provisions of this Agreement shall continue to apply to all purchase orders accepted by GRANTOR prior to the effective date of such termination and to all specific assignments or projects which have commenced prior to the effective date of such termination.  Termination of this agreement shall not however, relieve or release either party from making payments that may be owing to the other party under the terms of this Agreement.  The word "termination", used elsewhere in this agreement, is to read, except where the contrary is specifically indicated, as omitting from their effect, the following rights and obligations, all of which survive any termination to the degree necessary to permit their complete fulfillment or discharge:

(a)

GRANTEE's obligation to supply a sales report as specified in this Agreement;

(b)

GRANTOR's right to receive or recover, and GRANTEE's obligation to pay royalties,

including accrued or accruable for payment at the time of any termination;

(c)

GRANTEE's obligation to maintain records under Section 16 of this Agreement;

(d)

licenses, releases and agreements of non-assertion running in favor of customers or transferees of GRANTEE in respect to products sold or transferred by GRANTEE prior to any termination and on which Royalties shall have been paid as provided in paragraph 3.1.2 of this Agreement;

(e)

Any cause of action or claim of GRANTOR accrued or to accrue, because of any breach or default by GRANTEE.

(f)

GRANTEE`s right or obligation to maintain the Product in terms of this agreement unless GRANTEE informs GRANTOR that it wishes to discontinue the exercise of such rights.

13.5    No Liability.  Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party that complies with the terms of this Agreement whether or not such party is aware of any such damage, loss or expenses.

14.   DISPUTES AND ARBITRATION

14.1   Any dispute, controversy or claim between or among the Parties hereto arising out of or in relation to this Agreement, or the breach, termination or invalidity thereof shall be settled, in so far as it is possible, by mutual consultation and consent.

14.2   If the Parties hereto should be unable to reach a mutual consent, the dispute in question should be settled by arbitration. The award of the arbitrators shall be final and binding upon the Parties hereto.

14.3   The arbitration shall be held in Kuala Lumpur, Malaysia (hereinafter called "the Centre"). The number of arbitrators shall be three (3), one each shall be nominated by the disputing parties and the third arbitrator shall be nominated by the two (2) nominated arbitrators of the disputing parties. In the event that the two (2) arbitrators cannot agree on the appointment of the third arbitrators, then the third arbitrator shall be appointed by an appointing authority to be agreed upon by the disputing parties. If the disputing parties cannot agree on the appointing authority, then the Centre shall be the appointing authority. The arbitration shall be carried out in the English Language.

14.4   The institution of any arbitration proceeding hereunder shall not relieve GRANTEE of its obligation to make payments accrued hereunder pursuant to Section 3 hereof to GRANTOR during the continuance of such proceeding. The decision by the arbitrators shall be binding and conclusive upon the parties, their successors, and assigns and they shall comply with such decision in good faith, and each party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry judgment with respect to the decision of the arbitrators hereunder.  Notwithstanding the foregoing, judgment upon award may be entered in any court where the arbitration takes place, or any court having jurisdiction.

15.   LITIGATION

15.1   Each party shall notify the other party in writing of any suspected infringement(s) of any Patent(s) or Patent(s) that may issue, Patent Applications, Provisional Patent Applications and Improvements and registered Trademarks in the Territory, and shall inform the other party of any evidence of such infringement(s).

15.2   GRANTOR shall have the first right to institute suit for infringement(s) in the Territory. GRANTEE agrees to join as a party plaintiff in any such lawsuit initiated by GRANTOR, if requested by GRANTOR, with all costs, attorney fees, and expenses to be paid by GRANTOR. However, if GRANTEE does not institute suit for infringement(s) within ninety (90) days of receipt of written notice from GRANTEE of GRANTOR’s desire to bring suit for infringement in its own name and on its own behalf, then GRANTEE may, at its own expense, bring suit or take any other appropriate action.

15.3   If this Agreement is non-exclusive at the time of infringement(s), the sole right to institute suit for infringement and to recover damages shall rest with GRANTOR.

15.4   GRANTEE shall be entitled to any recovery of damages resulting from a lawsuit brought by it pursuant to paragraph 14.1. GRANTOR shall be entitled to recovery of damages resulting from any lawsuit brought by GRANTOR to enforce any patent that may issue pursuant to paragraph 15.1.

15.5

Either party may settle with an infringer without the prior approval of the other party if such settlement would not affect the rights of the other party under any existing Patent, Patent that may issue, Patent Applications, Improvements, Provisional Patent Applications and registered Trademarks.

16.   RECORDS

GRANTEE shall keep accurate records of all operations affecting payments hereunder, and shall permit GRANTOR or its duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of not less than three (3) years thereafter.

17.   FORCE MAJEURE.

Neither party shall be liable to the other for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by circumstances beyond its reasonable control, including, but not limited to earthquake, fire, flood, war, embargo, strike, riot, inability to secure materials or transportation facilities, or the intervention of any government authority.

18.   INDEMNIFICATION

GRANTEE agrees to indemnify and hold GRANTOR and its officers, directors, employees and agents harmless from any damages, costs (including attorney’s fees and costs) or other liabilities arising from claims by any other party resulting from GRANTEE’s representation of the Products and related services in a manner inconsistent with GRANTOR’s product descriptions and warranties.

19.

NON-ASSIGNABILITY

The parties agree that this agreement imposes obligations on GRANTEE. GRANTEE shall not assign any rights under this Agreement without the prior written consent of GRANTOR.  Notwithstanding the foregoing, GRANTEE shall be permitted to assign any rights under this Agreement to any of its subsidiary companies.  GRANTOR may assign their rights hereunder. This provision shall not apply in the event a Party changes its name or as part of the sale of the Party's business.

20.

SEVERABILITY

20.1   The parties agree that if any part, term or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

20.2   In the event the legality of any provision of this agreement is brought into question because of a decision by a court of competent jurisdiction, GRANTOR, by written notice to GRANTEE, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

21.   NON-USE OF GRANTOR’S NAME

In publicizing anything used under this Agreement, GRANTEE shall not use the name of GRANTOR or otherwise refer to any organization related to GRANTOR, except with the written approval of GRANTOR. GRANTEE is authorized to make public the name of the GRANTOR and describe the contractual relationship between the GRANTOR and GRANTEE if the disclosures are a requirement and pursuant to the requirements of the Securities Act of 1933 and 1934.

22.

WAIVER, AMENDMENTS

22.1   The waiver of a breach hereunder may be affected only by a written notification signed by the waiving party and shall not constitute a waiver of any other breach.

22.2   No provision of this Agreement shall be varied, altered or a missing provision may be added only by a writing signed by both parties.

23.

GOVERNING LAW

This Agreement shall be governed by and interpreted under the laws of Malaysia for the time being in force. The parties hereto hereby unconditionally agree to submit to the non-exclusive jurisdiction of the courts of law of Malaysia.

This Agreement shall be constructed in accordance with the laws of the state of Washington.

24.

NOTICES UNDER THE AGREEMENT

For the purpose of all written communications and notices between the parties, their addresses shall be:

GRANTOR:

VyseTECH Asia Sdn Bhd

A-1 -5 Jaya One

72A Jalan Universiti

46200 Petaling Jaya

Selangor

Malaysia

Attention:  Ponniah Alagan, Executive Director

GRANTEE:

Info-Accent Sdn Bhd

42B Jalan SS6/8 Kelana Jaya

47301 Petaling Jaya

Selangor

Malaysia

Attention:  Aik Fun Chong Chief Executive Officer

or any other addresses of which either party shall notify the other party in writing.

26.   RESPONSIBILITY OF TRAINING, TRANSFER AND ASSISTANCE

The GRANTEE agrees to provide the necessary funds to cover all costs associated with the training of GRANTEE’s employees, transfer of Know How and data, as well as any kind of special assistance, whether traveling to the GRANTOR’s place of business, preparation and adaptation of documents and technology or financing the travel, wages, and associated costs of the GRANTOR’S employee(s) in coming to the GRANTEE’s chosen place of business.

27.   INTERRUPTION OF PRODUCTION

The GRANTEE realizes that in meeting the terms of this License Agreement, particularly the territorial sales requirements to maintain exclusivity, is dependent upon the GRANTOR’s ability to develop, test and deliver Products and Components to the GRANTEE in a timely manner. If the thresholds indicated in Table 1 of Appendix A cannot be met by the GRANTEE due to the non-performance or unreasonable performance of the GRANTOR, this shall not be deemed a breach of responsibility on the part of the GRANTEE and it shall not impact GRANTEE’s right to maintain exclusivity or terminate this Agreement hereto.

28.   EXECUTION IN COUNTERPARTS.

This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

VyseTECH Asia Sdn Bhd

By:    /s/  Ponniah Alagan

        _____________________

        Ponniah Alagan

        Executive Director

Info-Accent Sdn Bhd

By:    /s/ Aik Fun Chong

       _____________________

       Aik Fun Chong

       Chief Executive Officer

APPENDIX A

To retain the benefit of the “ Exclusive License”, GRANTEE must in each subsequent year of the Term, beginning in the third anniversary year after the Effective Date of this Agreement, sell in the Territory to customers of GRANTEE Products and Services to the net purchase value specified in column 2 of Table 1.

Table 1

Year	Dollars of Sale Thresholds
3	RM15.0 million
4	RM20.0 million
5	RM25.0 million
Thereafter in each year	An increase of RM7.0 million